Filed pursuant to Rule 424(b)(3)
File No. 333-266343

EATON VANCE SENIOR FLOATING-RATE TRUST
Supplement to Prospectus dated March 31, 2023

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended October 31,
	2024		2023		2022		2021	2020
Net asset value - Beginning of year (Common shares)	$12.77		$12.28		$14.30		$13.50	$14.51
Income (Loss) From Operations
Net investment income(1)	$1.50		$1.45		$0.92		$0.72	$0.81
Net realized and unrealized gain (loss)	0.27		0.44		(1.93)		0.91	(0.87)
Distributions to preferred shareholders From net investment income(1)	(0.22)		(0.20)		(0.05)		—	(0.03)
Total income (loss) from operations	$1.55		$1.69		$(1.06)		$1.63	$(0.09)
Less Distributions to Common Shareholders
From net investment income	$(1.38)		$(1.20)		$(0.88)		$(0.81)	$(0.92)
Tax return on capital	(0.03)		—		(0.10)		(0.05)	—
Total distributions to common shareholders	$(1.41)		$(1.20)		$(0.98)		$(0.86)	$(0.92)
Premium from common shares sold through shelf offering(1)	$0.00	(2)	$—		$0.02		$0.00 (2)	$—
Discount on tender offer(1)	$—		$—		$—		$0.03	$—
Net asset value — End of year (Common shares)	$12.91		$12.77		$12.28		$14.30	$13.50
Market value — End of year (Common shares)	$12.77		$11.64		$11.17		$14.90	$11.90
Total Investment Return on Net Asset Value(3)	12.62%		15.09%		(7.26)%		12.69%	0.42%
Total Investment Return on Market Value(3)	22.31%		15.34%		(19.10)%		33.21%	(0.52)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$378,631		$372,481		$358,405		$403,589	$497,341
Ratios (as a percentage of average daily net assets applicable to common shares): (4)(5)†
Expenses excluding interest and fees	1.29%		1.34%		1.37%		1.33%	1.32%
Interest and fee expense(6)	2.10%		1.95%		0.81%		0.46%	0.78%
Total expenses	3.39%		3.29%		2.18%		1.79%	2.10%
Net expenses	3.39	%(7)	3.29	%(7)	2.18	%(7)	1.79%	2.10%
Net investment income	11.59%		11.37%		6.83%		5.05%	6.03%
Portfolio Turnover	28%		24%		12%		66%	30%
Senior Securities:
Total notes payable outstanding (in 000’s)	$133,000		$110,000		$133,000		$120,000	$223,000
Asset coverage per $1,000 of notes payable(8)	$4,418		$5,076		$4,265		$4,995	$3,570
Total preferred shares outstanding	3,032		3,032		3,032		3,032	3,032
Asset coverage per preferred share(9)	$70,350		$75,134		$67,924		$76,531	$66,612
Involuntary liquidation preference per preferred share(10)	$25,000		$25,000		$25,000		$25,000	$25,000
Approximate market value per preferred share(10)	$25,000		$25,000		$25,000		$25,000	$25,000

(See related footnotes.)

Financial Highlights (continued)
	Year Ended October 31,
	2019	2018		2017	2016		2015
Net asset value - Beginning of year (Common shares)	$15.37	$15.21		$14.86	$14.35		$15.33
Income (Loss) From Operations
Net investment income(1)	$0.99	$0.89		$0.89	$0.96		$0.94
Net realized and unrealized gain (loss)	(0.80)	0.15		0.36	0.46		(0.97)
Distributions to preferred shareholders From net investment income(1)	(0.07)	(0.06)		(0.03)	(0.02)		(0.01)
Discount on redemption and repurchase of auction preferred shares(1)	—	0.04		—	0.05		—
Total income (loss) from operations	$0.12	$1.02		$1.22	$1.45		$(0.04)
Less Distributions to Common Shareholders
From net investment income	$(0.98)	$(0.86)		$(0.87)	$(0.94)		$(0.94)
Total distributions to common shareholders	$(0.98)	$(0.86)		$(0.87)	$(0.94)		$(0.94)
Net asset value — End of year (Common shares)	$14.51	$15.37		$15.21	$14.86		$14.35
Market value — End of year (Common shares)	$12.91	$13.43		$14.55	$14.15		$12.97
Total Investment Return on Net Asset Value(3)	1.69%	7.25	%(11)	8.54%	11.31	%(12)	0.15%
Total Investment Return on Market Value(3)	3.55%	(2.04)%		9.04%	17.27%		(1.24)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$534,714	$566,490		$560,431	$547,620		$528,561
Ratios (as a percentage of average daily net assets applicable to common shares):(4)(5)†
Expenses excluding interest and fees(13)	1.28%	1.31%		1.34%	1.38%		1.39%
Interest and fee expense(6)	1.40%	1.06%		0.75%	0.49%		0.42%
Total expenses	2.68%	2.37%		2.09%	1.87%		1.81%
Net investment income	6.64%	5.78%		5.93%	6.84%		6.27%
Portfolio Turnover	28%	32%		42%	35%		32%
Senior Securities:
Total notes payable outstanding (in 000’s)	$218,000	$222,000		$199,000	$198,000		$208,000
Asset coverage per $1,000 of notes payable(8)	$3,801	$3,893		$4,298	$4,250		$4,172
Total preferred shares outstanding	3,032	3,032		3,836	3,836		5,252
Asset coverage per preferred share(9)	$70,501	$72,558		$72,511	$71,584		$63,946
Involuntary liquidation preference per preferred share(10)	$25,000	$25,000		$25,000	$25,000		$25,000
Approximate market value per preferred share(10)	$25,000	$25,000		$25,000	$25,000		$25,000

(See related footnotes.)

(1)	Computed using average shares outstanding.
(2)	Amount is less than $0.005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(4)	Total expenses do not reflect amounts reimbursed and/or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Trust.
(5)	Ratios do not reflect the effect of dividend payments to preferred shareholders.
(6)	Interest and fee expense relates to the notes payable incurred to partially redeem the Trust’s APS.
(7)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Trust’s investment in the Morgan Stanley Institutional Liquidity Funds – Government Portfolio (equal to less than 0.005% of average daily net assets for the years ended October 31, 2024, 2023 and 2022).
(8)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, and dividing the result by the notes payable balance in thousands.
(9)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, dividing the result by the sum of the value of the notes payable and liquidation value of preferred shares, and multiplying the result by the liquidation value of one preferred share. Such amount equates to 281%, 301%, 272%, 306%, 266%, 282%, 290%, 290%, 286% and 256% at October 31, 2024, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016 and 2015, respectively.
(10)	Plus accumulated and unpaid dividends.
(11)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its APS at 92% of the per share liquidation preference. Absent this transaction, the total return based on net asset value would have been 6.94%.
(12)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its APS at 95% of the per share liquidation preference. Absent this transaction, the total return based on net asset value would have been 10.95%.
(13)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
†	Ratios based on net assets applicable to common shares plus preferred shares and borrowings are presented below. Ratios do not reflect the effect of dividend payments to preferred shareholders and exclude the effect of custody fee credits, if any.
	Year Ended October 31,
	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015
Expenses excluding interest and fees	0.86%	0.89%	0.88%	0.87%	0.84%	0.82%	0.85%	0.87%	0.88%	0.86%
Interest and fee expense	1.39%	1.28%	0.52%	0.31%	0.50%	0.91%	0.69%	0.49%	0.31%	0.26%
Total expenses	2.25%	2.17%	1.40%	1.18%	1.34%	1.73%	1.54%	1.36%	1.19%	1.12%
Net investment income	7.66%	7.47%	4.39%	3.34%	3.86%	4.29%	3.76%	3.85%	4.34%	3.90%

March 31, 2025